Exhibit 99.1

Transcept Pharmaceuticals Receives $10 Million Milestone Payment from Purdue for Listing of Intermezzo Formulation Patents in FDA Orange Book

Pt. Richmond, CA – December 21, 2011 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) announced today that it has received a $10 million milestone payment from Purdue Pharma L.P. in connection with the listing of Intermezzo formulation patents in the FDA Orange Book on December 15, 2011. The milestone payment was made under the terms of the agreement between Purdue and Transcept for the commercialization of Intermezzo in the United States. Purdue plans to launch Intermezzo in the second quarter of 2012 and to invest approximately $100 million to support sales and marketing during the first year of commercialization.

On November 23, 2011, the U.S. Food Drug Administration (FDA) approved Intermezzo® (zolpidem tartrate) sublingual tablet C-IV for use as needed for the treatment of insomnia when a middle-of-the-night awakening is followed by difficulty returning to sleep. Intermezzo is not indicated for the treatment of middle-of-the-night insomnia when the patient has fewer than 4 hours of bedtime remaining before the planned time of waking.

Middle-of-the-night awakening with difficulty falling back to sleep is a common sleep problem, and Intermezzo is the first and only prescription sleep aid approved for dosing in the middle of the night to treat this form of insomnia.

Transcept reported cash, cash equivalents and marketable securities of $54.1 million at September 30, 2011. This balance does not include the $10 million payment received today.

About Intermezzo

Intermezzo® (zolpidem tartrate) sublingual tablet is indicated for use as needed for the treatment of insomnia when a middle-of-the-night awakening is followed by difficulty returning to sleep.

Limitations of Use: Intermezzo is not indicated for the treatment of middle-of-the-night insomnia when the patient has fewer than 4 hours of bedtime remaining before the planned time of waking.

Intermezzo is contraindicated in patients with known hypersensitivity to zolpidem. Observed reactions with zolpidem include anaphylaxis and angioedema.

Intermezzo, like other sedative-hypnotic drugs, has central nervous system (CNS) depressant effects. Co-administration with other CNS depressants (e.g., benzodiazepines, opioids, tricyclic antidepressants, alcohol) increases the risk of CNS depression. Intermezzo should not be taken with alcohol. The use of Intermezzo with other sedative-hypnotics (including other zolpidem products) at bedtime or the middle of the night is not recommended.

In a driving study, healthy subjects who received Intermezzo with fewer than 4 hours of bedtime remaining had evidence of impaired driving compared to subjects who received placebo. The risk of next-day driving impairment (and psychomotor impairment) is increased if Intermezzo is taken with less than 4 hours of bedtime remaining; if higher than recommended dose is taken; if co-administered with other CNS depressants; or co-administered with other drugs that increase the blood levels of zolpidem.

A small negative effect on SDLP (standard deviation of lateral position, a measure of driving impairment) may remain in some patients 4 hours after the 1.75 mg dose in women, and after the 3.5 mg dose in men, such that a potential negative effect on driving cannot be completely excluded.

The failure of insomnia to remit after 7 to 10 days of treatment may indicate the presence of a primary psychiatric and/or medical illness that should be evaluated.

Cases of angioedema involving the tongue, glottis, or larynx have been reported in patients after taking the first or subsequent doses of zolpidem. Some patients have had additional symptoms such as dyspnea, throat closing, or nausea and vomiting that suggest anaphylaxis. Some patients have required medical therapy in the emergency department. Angioedema and additional symptoms suggesting anaphylaxis may be fatal. Patients who develop angioedema or anaphylaxis should not be rechallenged.

Abnormal thinking and behavior changes have been reported to occur in association with the use of sedative-hypnotics, including decreased inhibition, bizarre behavior, agitation, and depersonalization, as well as visual and auditory hallucinations.

Complex behaviors such as "sleep-driving" (i.e., driving while not fully awake after ingestion of a sedative-hypnotic, with amnesia for the event) have been reported in sedative-hypnotic-naïve as well as in sedative-hypnotic-experienced persons. Although behaviors such as "sleep-driving" have occurred with zolpidem alone at therapeutic doses, the co-administration of zolpidem with alcohol and other CNS depressants increases the risk of such behaviors, as does the use of zolpidem at doses exceeding the maximum recommended dose. Discontinuation of Intermezzo should be strongly considered for patients reporting a "sleep-driving" episode.

Other complex behaviors (e.g., preparing and eating food, making phone calls, or having sex) have been reported in patients who are not fully awake after taking sedative-hypnotics. As with "sleep-driving," patients usually do not remember these events. Amnesia, anxiety, and other neuro-psychiatric symptoms may also occur. The emergence of any new behavioral sign or symptom of concern requires careful and immediate evaluation.

In primarily depressed patients, worsening of depression, including suicidal thoughts and actions (including completed suicides) have been reported with the use of sedative-hypnotics. Suicidal tendencies may be present in such patients and protective measures may be required. Intentional overdosage is more common in this group of patients; therefore, the lowest number of tablets that is feasible should be prescribed for the patient at any one time.

Because persons with a history of addiction to or abuse of drugs or alcohol are at increased risk for misuse, abuse, and addiction of zolpidem, they should be monitored carefully when receiving Intermezzo. Zolpidem tartrate is classified as a Schedule IV controlled substance by federal regulation. Post-marketing reports of abuse, dependence, and withdrawal resulting from use of oral zolpidem tartrate have been received. There have been reports of withdrawal signs and symptoms following the rapid dose decrease or abrupt discontinuation of zolpidem.

Most commonly observed adverse reactions (>1% in adult patients) are headache, nausea, and fatigue.

To view the full prescribing information please visit: www.intermezzorx.com.

About Transcept Pharmaceuticals

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. Intermezzo® (zolpidem tartrate) sublingual tablet C-IV is the first FDA approved Transcept product. Purdue holds commercialization and development rights for Intermezzo in the United States. Transcept is currently conducting a Phase 2 study of an investigational product, TO-2061, in patients with obsessive-compulsive disorder. For further information about Transcept, please visit www.transcept.com.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected expenses, prospects, plans and objectives of management, and our expectations regarding Purdue’s investment in the commercial launch of Intermezzo in the United States and Purdue’s timing for such commercial launch are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the following: the expected timing for the commercial launch of Intermezzo by Purdue in the United States in the second quarter of 2012; and Purdue’s plans to invest approximately $100 million to support sales and marketing during the first year of commercialization. Transcept may not actually achieve the plans, carry out the intentions, meet the expectations or projections disclosed in our forward-looking statements or Purdue may choose to invest more or less in the commercial launch of Intermezzo or may choose to delay or forgo its investment and/or commercial launch entirely, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, include, but are not limited to, the following: achieving acceptance of Intermezzo by physicians, patients and third party payors; supplying sufficient quantities of Intermezzo from third party manufacturers and suppliers to meet anticipated market demand; the impact of competitive products and the market for Intermezzo generally; our dependence on our collaboration with Purdue; and obtaining, maintaining and protecting regulatory exclusivity and intellectual property protection for Intermezzo. These and other risks are described in greater detail in the "Risk Factors" section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements.

Contact Information

Greg Mann

Director, Corporate Communications

Transcept Pharmaceuticals, Inc.

(510) 215-3567

gmann@transcept.com

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